Exhibit 10.2

CUSIP Numbers: 84755UAG9

84755UAH7

$300,000,000

CREDIT AGREEMENT

Dated as of November 1, 2013,

among

SPECTRA ENERGY CAPITAL, LLC,

as Borrower,

SPECTRA ENERGY CORP,

as Parent,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

and

THE BANK OF TOKYO MITSUBISHI UFJ, LTD.,

as

Syndication Agent

i

ii

ARTICLE IX GUARANTEE		60
SECTION 9.01.	The Guarantee	60
SECTION 9.02.	Obligations Unconditional	61
SECTION 9.03.	Reinstatement	61
SECTION 9.04.	Subrogation	62
SECTION 9.05.	Remedies	62
SECTION 9.06.	Instrument for the Payment of Money	62
SECTION 9.07.	Continuing Guarantee	62

Schedules
Schedule I	Commitments

Exhibits
Exhibit A	— Form of Note
Exhibit B	— Form of Notice of Borrowing
Exhibit C	— Form of Assignment and Acceptance
Exhibit D-1	— Form of U.S. Tax Certificate
Exhibit D-2	— Form of U.S. Tax Certificate
Exhibit D-3	— Form of U.S. Tax Certificate
Exhibit D-4	— Form of U.S. Tax Certificate

iii

CREDIT AGREEMENT

Dated as of November 1, 2013

SPECTRA ENERGY CAPITAL, LLC, a Delaware limited liability company (the “Borrower”), SPECTRA ENERGY CORP, a Delaware corporation (“Parent”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 7.06, the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accession Agreement” has the meaning specified in Section 2.05(d)(i).

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of the property or assets (including Equity Securities of any Person but excluding capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent Fee Letter” means that certain letter agreement from Bank of America to the Borrower, dated September 24, 2013, concerning certain fees to be paid by the Borrower in connection with this Agreement, as the same may be amended, supplemented or replaced from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, as to any Person (the “specified Person”) (a) any Person that directly, or indirectly through one or more intermediaries, controls the specified Person (a “Controlling Person”) or (b) any Person (other than the specified Person or a Subsidiary of the specified Person) that is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specified, Affiliate means an Affiliate of the Borrower.

“Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Agent’s Account” means the account of the Agent maintained by the Agent at Bank of America, N.A. with its office at New York, New York, ABA Number 026009593, Account Number 001292000883, Attention: Corporate Credit Services, Reference: Spectra Energy Capital, LLC, or such other account of the Agent as the Agent shall designate in writing to the Borrower in accordance with Section 8.02.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 8.14(b).

“Applicable Creditor” has the meaning assigned to such term in Section 8.14(b).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, as of any date, with respect to any Eurodollar Rate Loan or Base Rate Loan, as the case may be, the applicable percentage per annum set forth below under the captions “Eurodollar Margin” or “Base Rate Margin”, as the case may be, in each case determined by reference to the Public Debt Rating in effect on such date:

Level	Public Debt Rating (S&P/Moody’s/Fitch)	Eurodollar Margin	Base Rate Margin
Level 1	≥ A/A2/A	0.750%	0.000%
Level 2	A-/A3/A-	0.875%	0.000%
Level 3	BBB+/Baa1/BBB+	1.000%	0.000%
Level 4	BBB/Baa2/BBB	1.125%	0.125%
Level 5	BBB-/Baa3/BBB-	1.250%	0.250%
Level 6	<BBB-/Baa3/BBB-	1.500%	0.500%

“Applicable Percentage” means, as of any date, a percentage per annum set forth below under the caption “Applicable Percentage”, determined by reference to the Public Debt Rating in effect on such date:

Level	Public Debt Rating (S&P/Moody’s/Fitch)	Applicable Percentage
Level 1	≥ A/A2/A	0.060%
Level 2	A-/A3/A-	0.080%
Level 3	BBB+/Baa1/BBB+	0.125%
Level 4	BBB/Baa2/BBB	0.150%
Level 5	BBB-/Baa3/BBB-	0.200%
Level 6	<BBB-/Baa3/BBB-	0.250%

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Officer” means the president, a vice president, the chief executive officer, the chief financial officer, the treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in substantially the form of Exhibit D hereto.

“Bank of America” has the meaning set forth in the introductory paragraph to this Agreement.

“Bankruptcy Event” means, with respect to any Person, such Person has become or is insolvent or such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity), or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by any governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a fluctuating interest rate per annum, which rate per annum shall be equal to the highest of:

(a) the Prime Rate for such day;

(b) 1/2 of one percent (0.50%) per annum above the Federal Funds Rate for such day; and

(c) one percent (1.0%) per annum above the Eurodollar Rate (without giving effect to clause (b) of the definition thereof) for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day).

“Base Rate Loan” means a Term Loan that bears interest as provided in Section 2.06(a)(i).

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type, made, Converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to remain closed and, if the applicable Business Day relates to any Eurodollar Rate Loans, any day on which commercial banks are open for dealings in deposits denominated in dollars in the London interbank market.

“Cash Collateral” means, each of the following instruments and securities to the extent having maturities (for purposes of this definition, “maturities” shall mean (i) weighted average life for asset-backed securities, mortgage-backed securities, commercial mortgage-backed securities and collateralized mortgage obligations, and the next reset date for auction rate securities and (ii) with respect to mutual funds, the weighted average maturity of the investments it owns) not greater than 180 days from the date of acquisition thereof:

(a) cash;

(b) investments in money market mutual funds that are registered with the United States Securities and Exchange Commission and subject to Rule 2a-7 of the Investment Company Act of 1940, as amended, and have a net asset value of 1.0, provided, that in the event due to a Change in Law with respect to Rule 2a-7 such Rule 2a-7 ceases to require such funds to have a net asset value of 1.0, such funds shall comply with such alternate requirements as such Rule 2a-7 as revised may require;

(c) U.S. Treasury Notes;

(d) direct obligations of the United States and other obligations whose principal and interest is fully guaranteed by the United States;

(e) money market instruments (including, but not limited to, commercial paper, banker’s acceptances, time deposits and certificates of deposits), other than such instruments issued by Lenders or Affiliates of Lenders, rated A-1 by S&P, P-1 by Moody’s or F-1 by Fitch at the time of purchase;

(f) obligations of corporations or other business entities (excluding structured obligations and obligations of any Lenders or Affiliates of Lenders) rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase;

(g) repurchase obligations that are collateralized no less than 100% (and, to the extent commercially available, not less than 102%) of market value (including accrued interest) by obligations of the United States government or one of its sponsored enterprises or agencies;

(h) municipal obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase; and

(i) shares in bond mutual funds that are registered under the Investment Company Act of 1940, as amended, that invest solely in the items set forth in (a)-(h) above and rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase.

Notwithstanding the above, at the time of purchase, no one issuer will be more than $30,000,000 of the value of the Cash Collateral. This rule excludes direct obligations of the United States, United States sponsored agencies and enterprises, money market funds, repurchase agreements and securities that have an effective maturity no longer than the next Business Day. United States sponsored agencies and enterprises are limited to the greater of $100,000,000 or 40% of the value of the Cash Collateral at time of purchase, per issuer.

In addition, (i) with respect to the Maritimes Debt, “Cash Collateral” shall include “Permitted Investments”, as defined in the Maritimes Trust Indenture, as in effect on the Effective Date and (ii) with respect to any Incremental Term Loans, “Cash Collateral” must be held in a Cash Collateral Account (as defined in the MLP Credit Agreement as in effect on the date hereof) and subject to a first priority perfected security interest in favor of the administrative agent under the MLP Credit Agreement, on behalf of the applicable Class of Incremental Term Lenders (each, as defined in the MLP Credit Agreement as in effect on the date hereof). For purposes of calculating the amount of Cash Collateral on deposit in any Cash Collateral Account under the MLP Credit Agreement, Cash Collateral of an issuer that exceeds the $30,000,000 or the greater of $100,000,000 or 40% thresholds set forth above shall be excluded from such calculation.

“Cash Collateralized Term Loans” means, collectively, (a) any term loans (other than the Term Loans) made to Parent or any of its Consolidated Subsidiaries that are at least 100% secured by Permitted Cash Collateral, (b) that portion of the Maritimes Debt that is 100% secured by Permitted Cash Collateral and (c) any Incremental Term Loans made under and pursuant to the terms of the MLP Credit Agreement.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender that becomes a party to this Agreement after the date hereof, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any governmental authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any corporation controlling such Lender, if any) with any request, guideline or directive (whether or not having the force of law) of any central bank or other governmental authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Increase” has the meaning specified in Section 2.05(d)(i).

“Commitment Termination Date” means the earliest of (a) January 15, 2014, (b) the date on which the Initial Commitments are fully utilized and (c) the date of termination in whole of the undrawn Commitments pursuant to Section 2.05 or 6.01.

“Consolidated Capitalization” means, at any date, the sum of (a) Consolidated Indebtedness, (b) consolidated members equity as would appear on a consolidated balance sheet of Parent and the Consolidated Subsidiaries prepared in accordance with GAAP, (c) the aggregate liquidation preference of preferred member or other similar preferred or priority Equity Securities (other than preferred member or other similar preferred or priority Equity Securities subject to mandatory redemption or repurchase) of Parent and the Consolidated Subsidiaries upon involuntary liquidation, (d) without duplication of the amount, if any, of Hybrid Securities included in Consolidated Indebtedness by virtue of the proviso in the definition of such term, the aggregate outstanding amount of all Hybrid Securities of Parent and the Consolidated Subsidiaries and (e) non-controlling interests as would appear on a consolidated balance sheet of Parent and the Consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, all Indebtedness of Parent and the Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP plus, without duplication, all Indebtedness described in clause (e) of the definition thereof, but excluding the aggregate principal amount of all Cash Collateralized Term Loans; provided, that solely for purposes of this definition Hybrid Securities shall constitute Indebtedness only to the extent, if any, that the amount thereof that appears on a consolidated balance sheet of Parent and the Consolidated Subsidiaries exceeds 15% of Consolidated Capitalization.

“Consolidated Net Tangible Assets” means, as of any date, Consolidated Tangible Assets at such date minus all consolidated current liabilities of Parent and the Consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiaries” means Borrower and each Restricted Subsidiary of the Borrower.

“Consolidated Tangible Assets” means, as of any date, the consolidated assets of Parent and the Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, and after deducting therefrom (a) the net book value of all assets that would be classified as intangibles under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof) and (b) any prepaid expenses, deferred charges and unamortized debt discount and expense, each such item determined in accordance with GAAP.

“Contribution Agreement” means that certain Contribution Agreement dated as of August 5, 2013 between Parent and the MLP, as such agreement may be amended, amended and restated, supplemented or otherwise modified in a manner not materially adverse to the Lenders unless the consent of the Joint Lead Arrangers is obtained, such consent not to be unreasonably withheld, delayed or conditioned.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Term Loans of one Type into Term Loans of the other Type pursuant to Section 2.07 or 2.08.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Term Loans or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including any particular Default, if applicable) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including any particular Default, if applicable) to funding a Term Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Term Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent or the Borrower’s receipt of such certification in form and substance satisfactory to it, the Agent and the Borrower, or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, in each case, relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Securities” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, would (at the applicable time) be deemed as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, (a) the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of Reuters, as reasonably determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, divided by (b) one minus the Eurodollar Rate Reserve Percentage. In the event that the rate described in clause (a) of the preceding sentence is not so available at such time for any reason, then the rate for purposes of clause (a) of the preceding sentence for such Interest Period shall be the rate per annum at which deposits in dollars are offered to the Agent in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Term Loan of the Agent (in its capacity as a Lender) to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If the Agent does not furnish a timely rate quotation for purposes of the immediately preceding sentence, the provisions of Section 2.07(a) shall apply. Notwithstanding the foregoing, if the rate for the purposes of clause (a) of the first sentence of this definition shall be below zero, such rate will be deemed to be zero.

“Eurodollar Rate Loan” means a Term Loan that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Term Loan Credit Agreement” means the Borrower’s existing Credit Agreement dated as of December 26, 2012, among the Borrower, Parent, the lenders party thereto and Bank of America, as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code. For the avoidance of doubt, Section 1.04(f) shall not apply for purposes of this definition.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) the Administrative Agent Fee Letter and (ii) that certain letter agreement from Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Tokyo-Mitsubishi UFJ, Ltd. to the Borrower, dated September 24, 2013, as the same may be amended, supplemented or replaced from time to time.

“First Closing Transactions” has the meaning given to such term in the Contribution Agreement.

“Fitch” means Fitch, Inc.

“Foreign Lender” has the meaning specified in Section 2.15(g).

“GAAP” means generally accepted accounting principles in the United States of America.

“Guaranteed Obligations” has the meaning specified in Section 9.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Parent or any Consolidated Subsidiary, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by Parent or any of the Consolidated Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Parent or a Consolidated Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Increasing Lender” has the meaning specified in Section 2.05(d)(i).

“Incremental Term Loans” has the meaning assigned to such term in the MLP Credit Agreement as in effect on the date hereof.

“Indebtedness” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (d) all indebtedness under leases which shall have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capital leases in respect of which such Person is liable as lessee, (e) the face amount of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letter of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person, (f) indebtedness secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all direct guarantees of Indebtedness referred to above of another Person, (h) all amounts payable in connection with Hybrid Securities or mandatory redemptions or repurchases of preferred stock or member interests or other preferred or priority Equity Securities, and (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Ineligible Assignee” has the meaning specified in Section 8.07(a).

“Information” has the meaning specified in Section 8.13(a).

“Initial Commitment” has the meaning specified in Section 2.01.

“Initial Lenders” has the meaning set forth in the introductory paragraph to this Agreement.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, with the consent of each Lender, such other periods), as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Maturity Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Equity Securities of another Person, (b) an Acquisition or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.

“Investment Grade Status” exists as to the Borrower at any date if on such date the Applicable Margin is then based on Level 1, 2, 3, 4 or 5, as set forth under the caption “Level” in the definition of “Applicable Margin”.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Judgment Currency” has the meaning assigned to such term in Section 8.14(b).

“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Agent or any Lender.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to an Accession Agreement or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Maritimes” means Maritimes & Northeast Pipeline Limited Partnership, a limited partnership organized under the laws of New Brunswick, Canada.

“Maritimes Debt” means the Indebtedness owed by Maritimes pursuant to the Maritimes Trust Indenture.

“Maritimes Trust Indenture” means the Trust Indenture, dated as of June 30, 1999, between Maritimes and The Trust Company of Bank of Montreal, a trust company incorporated under the laws of Canada, in its capacity as the note trustee (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date and as in effect on the Effective Date).

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the legality, validity or enforceability of this Agreement or any Note.

“Material Plan” has the meaning specified in Section 6.01(h).

“Material Restricted Subsidiary” means at any time any Restricted Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means at any time any Subsidiary that is a significant subsidiary (as such term is defined on the Effective Date in Regulation S-X of the Securities and Exchange Commission (17 CFR 210.1-02(w)), but treating all references to the “registrant” therein as references to the Borrower.

“Maturity Date” shall mean the earlier of (a) November 1, 2018 and (b) the date on which the principal amount of all outstanding Term Loans has been declared or automatically has become due and payable (whether by acceleration or otherwise pursuant to Section 2.05 or 6.01).

“MLP” means Spectra Energy Partners LP, a Delaware limited partnership.

“MLP Asset Transfer” means any contribution or other disposition of property or assets (including Equity Securities of any Person) by Parent, the Borrower or any Restricted Subsidiary to the MLP or one or more MLP Subsidiaries.

“MLP Credit Agreement” means the Amended and Restated Credit Agreement dated as of the date hereof, among the MLP, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent.

“MLP GP” means either or both (as the context may require) of the sole general partner of the MLP and the general partner of the general partner of the MLP.

“MLP Subsidiary” means a Subsidiary of the MLP.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 8.01, and that has been consented to by the Required Lenders.

“Note” means a promissory note of the Borrower payable to any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Officer” means the president, a vice president, the chief executive officer, the chief financial officer, the treasurer, an assistant treasurer or the controller of Parent or such other representative of Parent as may be designated by any of the foregoing with the consent of the Agent.

“Participant” has the meaning specified in Section 8.07(e).

“Participant Register” has the meaning specified in Section 8.07(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted MLP Asset Transfer” means any MLP Asset Transfer after the Effective Date, provided that all such MLP Asset Transfers, taken in the aggregate and not individually, are on terms and conditions reasonably fair in all material respects to the Borrower and its Restricted Subsidiaries in the good faith judgment of the Borrower.

“Permitted Cash Collateral” means (a) Cash Collateral and (b) such other short-term, highly liquid Investments and other debt instruments and debt securities that are both (i) readily convertible to known amounts of cash and (ii) so near their maturity that they present insignificant risk of decreases in value because of changes in interest rates.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means at any time an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 430 (or predecessor statute thereto) of the Internal Revenue Code, and (a) is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions, and (b) to which a member of the ERISA Group (i) is then making or accruing an obligation to make contributions or (ii) has within the preceding five plan years made contributions or accrued an obligation to make such contributions.

“Prime Rate” means the rate of interest publicly announced by Bank of America in New York City from time to time as its prime rate. Each change in the Prime Rate shall be effective from and including the day such change is publicly announced.

“Pro Rata Share” means, with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s outstanding Term Loans at such time (or if there shall exist any undrawn Commitment of such Lender at such time, the sum of (x) the aggregate principal amount of such Lender’s Term Loans outstanding at such time and (y) such Lender’s undrawn Commitments that have not been terminated), and the denominator of which shall be the aggregate principal amount of all the Term Loans of all of the Lenders outstanding at such time (or if there shall exist any undrawn Commitments of the Lenders at such time, the sum of (x) the aggregate principal amount of all Lenders’ Term Loans outstanding at such time and (y) the aggregate undrawn Commitments of all of the Lenders that have not been terminated); provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by Fitch, S&P or Moody’s, as the case may be, for all non-credit enhanced long-term senior unsecured debt issued by the Borrower. If only one Public Debt Rating is available, such available Public Debt Rating will govern. If at any time there is more than one Public Debt Rating and such Public Debt Ratings are different (i) if three Public Debt Ratings are available, either (a) the majority Public Debt Rating will govern, if two Public Debt Ratings are the same, or (b) the middle Public Debt Rating will govern, if all three Public Debt Ratings differ, and (ii) if only two Public Debt Ratings are available, the higher Public Debt Rating will govern, unless there is more than one level between the Public Debt Ratings and then the level one below the higher Public Debt Rating (lower pricing) will apply. If any rating established or deemed to have been established by Fitch, S&P or Moody’s shall be changed (other than as a result of a change in the rating system of Fitch, Moody’s or S&P), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

If the rating system of Fitch, S&P or Moody’s shall change, the Borrower and the Lenders shall negotiate in good faith to amend this definition of “Public Debt Rating” to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Percentage shall be determined by reference to the Public Debt Rating most recently in effect prior to such change.

If the Borrower shall at any time fail to have in effect a Public Debt Rating, the Borrower shall seek and obtain, within thirty (30) days after the Public Debt Ratings first cease to be in effect, a corporate credit rating or a bank loan rating from Fitch, S&P and/or Moody’s (or, if neither Fitch, S&P nor Moody’s issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Borrower and the Agent), and from and after the date on which such corporate credit rating or bank loan rating is obtained until such time (if any) that a Public Debt Rating becomes effective again, the Applicable Margin and the Applicable Percentage shall be based on such corporate credit or bank loan rating or ratings in the same manner as provided herein with respect to the Public Debt Ratings (with Level 6 being the Applicable Margin and the Applicable Percentage in effect from the time the Public Debt Ratings cease to be in effect until the earlier of (x) the date on which any such corporate credit rating or bank loan rating is obtained and (y) the date on which a Public Debt Rating becomes effective again).

“Register” has the meaning specified in Section 8.07(d).

“Required Lenders” means at any time Lenders holding more than 50% of the aggregate outstanding Term Loans at such time (or if any portion of the Commitments are undrawn, Lenders holding more than 50% of the sum of the aggregate outstanding Term Loans and aggregate undrawn Commitments); provided, however, that to the extent any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Loans and Commitments, as applicable, shall be excluded for purposes of determining Required Lenders.

“Restricted Subsidiary” means all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Super-Majority Lenders” means at any time Lenders holding more than 66-2/3% of the aggregate outstanding Term Loans at such time (or if any of the Commitments are undrawn, Lenders holding more than 66-2/3% of the sum of the aggregate outstanding Term Loans and aggregate undrawn Commitments).

“Syndication Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Taxes” has the meaning specified in Section 2.15(a).

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Borrowing” means each Borrowing, other than a Conversion of Term Loans or a continuation of Eurodollar Rate Loans.

“Type” when used in reference to a Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Board of Managers of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof and (b) any Subsidiary of an Unrestricted Subsidiary; provided, that neither the MLP nor the MLP GP may be an Unrestricted Subsidiary.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Borrower, the Parent and the Agent.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to be applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Restricted Subsidiaries delivered to the Lenders any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent, the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04. Terms Generally. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to any statute or regulatory provision shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulatory provision.

ARTICLE II

TERM LOANS

SECTION 2.01. Term Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make loans (each, a “Term Loan”) to the Borrower from time to time (a) on the Effective Date and (b) to the extent the Commitments are not fully utilized on the Effective Date, on one occasion (which shall occur on a Business Day) thereafter but prior to the Commitment Termination Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I attached hereto (such Lender’s “Initial Commitment”) or (c) from time to time after the Effective Date, in an aggregate principal amount not to exceed the amount set forth in any Accession Agreement entered into by such Lender or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced or increased pursuant to Section 2.05 (such Lender’s “Commitment”). Each Borrowing shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Term Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Rate Loans or a combination thereof, at the Borrower’s option. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02. Making the Term Loans.

(a) Notice of Borrowing. Each Term Loan Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Term Loan Borrowing in the case of a Term Loan Borrowing consisting of Eurodollar Rate Loans, or on the date of the proposed Term Loan Borrowing in the case of a Term Loan Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice by the Borrower of a Term Loan Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed by the Borrower immediately in writing, by facsimile or an email with an attached .pdf of the Notice of Borrowing in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Term Loan Borrowing, (ii) Type of Term Loan comprising such Term Loan Borrowing, (iii) aggregate amount of such Term Loan Borrowing, and (iv) in the case of a Term Loan Borrowing consisting of Eurodollar Rate Loans, initial Interest Period for each such Term Loan. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Term Loan Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Pro Rata Share of such Term Loan Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Certain Limitations. Anything in Section 2.02(a) to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Loans for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.07 or 2.13, and (ii) the Eurodollar Rate Loans may not be outstanding as part of more than ten separate Borrowings.

(c) Indemnity for Failure to Satisfy Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (other than loss of anticipated profits), cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Loan to be made by such Lender as part of such Borrowing when such Term Loan, as a result of such failure, is not made on such date.

(d) Agent’s Right to Reimbursement with Interest. Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made such Pro Rata Share available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Agent to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of a default hereunder by such Lender.

(e) Each Lender Individually Responsible. The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Intentionally Omitted]

SECTION 2.04. Fees.

(a) Undrawn Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender an undrawn commitment fee on the average daily unused amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender, and from the later of the Effective Date and the effective date specified in the Assignment and Acceptance or Accession Agreement, as applicable, pursuant to which it became a Lender in the case of each other Lender, until the Commitment Termination Date, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears on December 31, 2013 and on the Commitment Termination Date.

(b) Agent’s Fees. The Borrower shall pay to the Agent for its own account the fees specified in the Administrative Agent Fee Letter.

SECTION 2.05. Termination, Reduction and Increase of Commitments.

(a) Mandatory Termination. Unless previously terminated, the Commitments shall be reduced upon the making of each Term Loan pursuant to Section 2.01 by an amount equal to the amount of such Term Loan. If the Borrower borrows Term Loans on the Effective

Date and on one occasion thereafter and the Initial Commitments have not been utilized in full as a result of such Term Loan Borrowings, the remaining Initial Commitments shall terminate on the date of such Term Loan Borrowing after the Effective Date, immediately after giving effect to such Term Loan Borrowing. Unless previously terminated, the Initial Commitments shall terminate in full on the Commitment Termination Date.

(b) Optional Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the then unused Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is at least $10,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) any partial reduction shall apply to reduce proportionately and permanently the Commitment of each Lender.

(c) Notice of Termination or Reduction. The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under Section 2.05(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.05(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably (based upon their Pro Rata Shares) among the Lenders in accordance with their respective Commitments.

(d) Aggregate Commitment Increases.

(i) The Borrower may on one or more occasions occurring on or after the Effective Date, without the consent of the Lenders, and by written notice to the Agent, executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section 2.05(d) being called an “Increasing Lender”), which may include any Lender, cause new Commitments to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Lender (which shall not be less than $5,000,000) set forth in such notice; provided that any Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided, further, that (i) at no time shall the aggregate amount of (i) undrawn Commitments (including the amount of any undrawn Commitment Increases effected pursuant to this Section 2.05(d)) plus (ii) drawn Commitments (including the drawn amount of any Commitment Increase), exceed $450,000,000 and (ii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Agent a duly executed accession agreement in a form satisfactory to the Agent and the Borrower (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this Section 2.05(d); provided that the other conditions set forth in this Section 2.05(d) have been satisfied. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) the Commitments shall be deemed to have been amended to reflect the Commitment of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section 2.05(d) in the Commitment of a Lender already a party hereto, the Commitments shall be deemed to have been amended to reflect the new or increased Commitment of such Lender.

(ii) Each of the parties hereto hereby agrees that the Agent may take any and all actions as may be reasonably necessary to ensure that all Term Loans made pursuant to a Commitment Increase, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. The Borrower agrees that Section 2.11 shall apply to any Conversion of Eurodollar Rate Loans to Base Rate Loans reasonably required by the Agent to effect the foregoing.

(iii) The Term Loans made pursuant to a Commitment Increase shall be subject to Section 2.01 in all respects and shall constitute “Term Loans” as defined thereunder and shall have terms and conditions identical to the Term Loans hereunder (other than with respect to any undrawn commitment fees separately agreed with the Increasing Lenders with respect to the applicable Commitment Increase).

(iv) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) shall become effective under this Section 2.05(d) unless, on the date of such increase, the conditions set forth in clauses (a) and (b) of Section 3.02 shall be satisfied (with all references in such clauses to a Borrowing being deemed to be references to such increase and without giving effect to the first parenthetical in Section 3.02(a)) and the Agent shall have received a certificate to that effect dated such date and executed by the Chief Financial Officer or the Treasurer of the Borrower.

SECTION 2.06. Interest on Term Loans.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Term Loan owing to each Lender from the date of such Term Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Term Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. During such periods as such Term Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Term Loan plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided in Section 2.06(a) or (ii) in the case of any overdue interest, fees and other amounts, 2% plus the rate applicable to Base Rate Loans as provided in clause (a)(i) of this Section.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.08 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Agent shall give notice to the Borrower and Lenders of the applicable Interest Period and the applicable interest rate determined by the Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.07. Interest Rate Determination.

(a) Eurodollar Rate Inadequate. If, with respect to any Eurodollar Rate Loans, the Super-Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Term Loans will not adequately reflect the cost to such Super-Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(b) Failure of Borrower to Select Type or Interest Period. If the Borrower fails to specify a Type of Term Loan in a Notice of Borrowing, or if the Borrower fails to give a timely notice requesting a Conversion to or continuation of any Eurodollar Rate Loan, then the applicable Term Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Term Loans will automatically, on the last day of the then existing Interest Period therefor, be deemed to be Eurodollar Rate Loans with a one-month Interest Period.

(c) Conversion Due to Event of Default. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended.

SECTION 2.08. Optional Conversion of Term Loans. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuation with respect to Conversions or continuations into Eurodollar Rate Loans and on the date of the proposed Conversion with respect to conversions into Base Rate Loans and subject to the provisions of Sections 2.07 and 2.13, Convert or continue all Term Loans of one Type comprising the same Borrowing into Term Loans of the other (or for continuations, same) Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.01, and no Conversion or continuation of any Term Loans shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the Term Loans to be Converted or continued, and (iii) if such Conversion or continuation is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Eurodollar Rate Loan. Each notice of Conversion or continuation shall be irrevocable and binding on the Borrower.

SECTION 2.09. Repayment of Term Loans. On the Maturity Date, the Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate principal amount of all Term Loans then outstanding, together with accrued interest thereon to the date of payment.

SECTION 2.10. Optional Prepayments of Term Loans. The Borrower may, upon at least two Business Days’ notice (in the case of Eurodollar Rate Loans) or upon notice (in the case of Base Rate Loans) given on the date of such prepayment, in each case received not later than 12:00 P.M. (New York City time) on such date to the Agent stating the proposed date and aggregate principal amount of the prepayment, which notice shall be irrevocable, and if such notice is given the Borrower shall, prepay for the ratable account of the Lenders, in whole or in part, the outstanding principal amount of the Term Loans comprising part of the same Borrowing(s), together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, that a notice of prepayment of all outstanding Term Loans may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied; provided further, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.11.

SECTION 2.11. Funding Losses. If the Borrower makes any payment of principal with respect to any Eurodollar Rate Loan or any Eurodollar Rate Loan is Converted to a Base Rate Loan or continued as a Eurodollar Rate Loan for a new Interest Period (pursuant to Article II or VI or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails (for a reason other than the failure of a Lender to make a Term Loan) to borrow, prepay (except as otherwise permitted hereunder), Convert or continue any Eurodollar Rate Loan after notice has been given to any Lender in accordance with Section 2.02(a), 2.08 or 2.10 or pursuant to the terms of the definition of “Interest Period,” the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Term Loan), including (without limitation) any actual loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of anticipated profits and margin for the period after any such payment or Conversion or failure to borrow, prepay, Convert or continue; provided that such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.12. Increased Costs.

(a) General. If, due to any Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of any taxes described in Section 2.15(a)(i) or (ii)), then the Borrower shall from time to time, upon written notice and written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, such increased cost to be determined by such Lender using its customary methods therefor (and, if such Lender uses from time to time more than one such method, the method chosen for application hereunder shall be that method which most accurately determines such increased cost); provided that no such amount shall be payable with respect to any period commencing more than 150 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation hereunder. A certificate as to the amount of such increased cost (demonstrating in reasonable detail, the calculations used by such Lender to determine such estimated increased cost), submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Lender reasonably determines that any Change in Law affecting such Lender or any corporation controlling such Lender, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or the capital of any corporation controlling such Lender, if any, as a consequence of this Agreement, such Lender’s Commitment hereunder or the Term Loans made by such Lender, to a level below that which such Lender or any corporation controlling such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital or liquidity requirements) then, upon written notice and written demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time, additional amounts sufficient to compensate such Lender or such corporation for any reduction suffered in light of such circumstances; provided that no such amount shall be payable with respect to any period commencing more than 150 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation hereunder. A certificate as to such amounts (demonstrating in reasonable detail, the calculations used by such Lender to determine such estimated increased cost) submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (a) each Eurodollar Rate Loan of such Lender will automatically, upon such demand, Convert into a Base Rate Loan, and (b) the obligation of such Lender to make Eurodollar Rate Loans or to Convert Term Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.14. Payments and Computations.

(a) General Provisions. The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due in dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or undrawn commitment fees ratably, based upon the Lenders’ respective Pro Rata Shares (other than amounts payable pursuant to Section 2.02(c), 2.05(d), 2.11, 2.12, 2.15 or 8.04(b)), to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignor thereunder for amounts that have accrued to but excluding the effective date of such assignment, and to the Lender assignee for amounts that have accrued from and after the effective date of such assignment.

(b) Basis of Calculation. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payments Due on Non-Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or undrawn commitment fee, as the case may be; provided, however, that, if such extension would cause (i) any payment to be made after the Maturity Date or (ii) payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Agent Entitled to Assume Payments Made. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e) Order of Application. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest, fees, indemnities, expenses and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable pursuant to this Agreement to the Agent in its capacity as such, (ii) second, towards payment of fees, indemnities and other amounts (other than principal and interest) payable pursuant to this Agreement to the Lenders, ratably among them in proportion to the respective amounts described in this clause second payable to them, (iii) third, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (iv) fourth, towards payment of principal of the Term Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(f) Application of Funds to Lender’s Obligations. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d), 2.05(d) or 2.14(d), then the Agent may, in its discretion notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Agent in its discretion.

SECTION 2.15. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or Parent to or for the account of any Lender, the Agent or any other Person hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the

Agent or such other Person, (i) taxes imposed on (or measured by) its overall net income, net profits or net worth, and franchise or similar taxes, by the United States of America or by the jurisdiction under the laws of which such Lender, the Agent or such other Person (as the case may be) is organized or is otherwise doing business, or any political subdivision thereof and, in the case of each Lender, taxes imposed on (or measured by), in whole or in part, its overall net income, net profits or net worth, and franchise or similar taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (including, without limitation, any withholding of taxes described in this Section 2.15(a)(i) that is treated under applicable law as a prepayment of taxes), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Person is located, (iii) any taxes imposed as a result of such Person’s willful misconduct, (iv) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. withholding tax that is imposed on amounts payable to such Lender by any law in effect at the time such Lender becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.15(a), (v) any U.S. federal withholding taxes imposed under FATCA, (vi) in the case of an Agent, any U.S. withholding tax that is imposed on amounts payable to such Agent by any law in effect at the time such Agent becomes a party to this Agreement solely as a result of such Agent being organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, (vii) taxes attributable to its failure to comply with Section 2.15(f), (g), (i) or (j) and (viii) any interest, penalties or additions to tax imposed on any taxes described in Sections 2.15(a)(i), (ii), (iii), (iv) or (v) (all such taxes, levies, imposts, deductions, charges or withholdings and liabilities with respect thereto not excluded under Section 2.15(a)(i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) in respect of payments hereunder or under the Notes or any other documents to be delivered hereunder being hereinafter referred to as “Taxes”); provided that, if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires a Withholding Agent to deduct any taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, from or in respect of any sum payable by or on account of any obligation of the Borrower or the Parent hereunder or under any Note or any other documents to be delivered hereunder to or for the account of any Lender or the Agent, (i) the applicable Withholding Agent shall be entitled to make such deduction and shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (ii) to the extent such deduction is for Taxes or Other Taxes (as hereinafter defined), the sum payable by the Borrower or the Parent (as the case may be) shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions for Taxes or Other Taxes been made.

(b) In addition, the Borrower or Parent shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder, excluding, however, such taxes imposed with respect to an assignment following the primary syndication (other than an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.18) that would not have been imposed but for a present or former connection between any Lender and the jurisdiction imposing such taxes (other than solely on account of the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder) (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount, without duplication, of Taxes or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties and interest) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor and provides appropriate computational and, to the extent available, documentary support.

(d) As soon as practicable after any payment of Taxes or Other Taxes pursuant to this Section 2.15, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent that such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for any taxes, levies, imposts, deductions, charges or withholdings imposed by any governmental authority that are attributable to such Lender and that are payable or paid by the Agent in connection with this Agreement or any Note or any other documents to be delivered hereunder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (but only to the extent that the Borrower and Parent have not already indemnified the Agent for such taxes and other liabilities and without limiting the obligation of the Borrower or Parent to do so), whether or not such taxes or other liabilities were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note or any other documents to be delivered hereunder or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made hereunder or under the Notes or any other documents to be delivered hereunder shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(g), (h) and (i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) Each Lender that is not a United States Person, as defined in Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”), shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Accession Agreement or Assignment and Acceptance, as applicable, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), provide each of the Agent and the Borrower with (i) two duly completed and properly executed originals of United States Internal Revenue Service Forms W-8BEN or W-8ECI or any applicable successor form, as the case may be, certifying that such Foreign Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes, (ii) in the case of a Foreign Lender claiming exemption from United States federal withholding tax under Section 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D-1 and two duly completed and properly executed originals of United States Internal Revenue Service Form W-8BEN, or any applicable successor form, or (iii) to the extent such Foreign Lender is not the beneficial owner, two duly completed and properly executed originals of United States Internal Revenue Service Form W-8IMY, accompanied by United States Internal Revenue Service Forms W-8ECI, W-8BEN or W-9, a statement substantially in the form of Exhibit D-3 or D-4, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a statement substantially in the form of Exhibit D-2 on behalf of each such direct and indirect partner.

(h) If a payment made to a Lender hereunder or under the Notes or any other documents to be delivered hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Each Lender and Agent that is a United States Person, as defined in Section 7701(a)(30) of the Internal Revenue Code (other than persons that are corporations or otherwise exempt from United States backup withholding tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to each of the Borrower and the Agent (as applicable) two original properly completed and duly executed United States Internal Revenue Service Forms W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder.

(j) Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.15(f), (g), (h) or (i) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(k) For the avoidance of doubt, for any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(g) or (i) (other than if such failure is due to a change in law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under Section 2.15(g) or (i)), such Lender shall not be entitled to increased payments or indemnification under Section 2.15(a) or (c) with respect to taxes or Other Taxes imposed by reason of such failure; provided, however, that the Borrower shall take such steps as the Lender shall reasonably request (at the sole expense of such Lender) to assist the Lender to recover such taxes or Other Taxes (it being understood, however, that the Borrower shall have no liability to such Lender in respect of such taxes or Other Taxes).

(l) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made by such indemnifying party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (l) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (l) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

Nothing contained in this Section 2.15 shall require any Lender or the Agent to make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.16 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.16 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Notes. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Agent, a Note, in substantially the form of Exhibit A hereto, payable to such Lender in a principal amount equal to the Commitment of such Lender.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Mitigation. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lender. If (i) any Lender requests, or provides notice to the Borrower that it intends to request, compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Agent, which consent, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments and (D) in the case of any such assignment resulting from the status of such Lender as a Non-Consenting Lender, such assignment, together with any assignments by other Non-Consenting Lenders, will enable the Borrower to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees pursuant to Section 2.04(a) or any separately agreed undrawn commitment fees in respect of any Increased Commitment shall cease to accrue on the Commitment of such Defaulting Lender; and

(b) such Defaulting Lender and all of its Term Loans and Commitments, as applicable, shall be excluded for purposes of determining whether the Required Lenders or Super-Majority Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Section 8.01 for which the consent of all Lenders or each Lender directly and adversely affected thereby is required.

In the event that the Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Term Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Term Loans in accordance with its Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim the Borrower, the Agent or any other Lender may have arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied.

(a) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent:

(i) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent of telegraphic, telecopy, electronic communication or other written confirmation from such party of execution of a counterpart hereof by such party);

(ii) the Notes payable to the Lenders, respectively, requesting same;

(iii) (A) an opinion of the general counsel of the Borrower and Parent and (B) an opinion of Bracewell & Giuliani LLP, special counsel for the Borrower and Parent, in each case a form reasonably satisfactory to the Agent;

(iv) certified copies of the resolutions of (x) the Board of Managers of the Borrower approving this Agreement and the Notes and (y) the Board of Directors of Parent approving this Agreement, and of all documents evidencing other necessary corporate or other similar action and governmental approvals, if any, with respect to this Agreement and the Notes, as applicable;

(v) a certificate signed by the Chief Financial Officer or the Treasurer of the Borrower, dated the Effective Date, to the effects set forth in clauses (a) and (b) of Section 3.02;

(vi) a certificate of the Secretary or an Assistant Secretary of each of the Borrower and Parent certifying the names and true signatures of the officers of the Borrower and Parent authorized to sign this Agreement and the Notes, as applicable, and the other documents to be delivered hereunder; and

(vii) all documents the Agent may have reasonably requested prior to the date hereof relating to the existence of the Borrower and Parent, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto.

(b) The First Closing Transactions shall, contemporaneously with the Effective Date, be consummated in accordance with the terms set forth in the Contribution Agreement.

(c) The Agent and the Joint Lead Arrangers shall have received all fees and other amounts due and payable to them on or prior to the Effective Date, including reimbursement or payment of all reasonable and invoiced out-of-pocket fees, charges and expenses of a single counsel and of a single local counsel to the Agent and the Joint Lead

Arrangers in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and such other counsel retained with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), required to be reimbursed or paid by the Borrower hereunder.

(d) The Lenders shall have received, to the extent requested, all documentation and other information reasonably requested by the Lenders or the Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e) The Existing Term Loan Credit Agreement shall have been terminated and all amounts outstanding thereunder shall have been paid.

The Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Term Loan on the occasion of each Term Loan Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred or shall occur simultaneously with such Term Loan Borrowing and on the date of such Term Loan Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, and the acceptance by the Borrower of the proceeds of any such Term Loan Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Term Loan Borrowing, such statements are true):

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in Section 4.01(d)(iii), Section 4.01(f) and Section 4.01(g) (provided that, in the case of Section 4.01(g), the exception shall apply solely with respect to Environmental Laws), each of which shall be made only on and as of the Effective Date) are correct on and as of the Effective Date and are correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects) on the date of such Borrowing, before and after giving effect to such Borrowing and the application of the proceeds thereof, as though made on and as of such date (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date); and

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. Parent and the Borrower represent and warrant that:

(a) Organization and Power. Each of Parent and the Borrower is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.

(b) Company and Governmental Authorization; No Contravention.

(i) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not (i) require any action by or in respect of, or filing with, any governmental body, agency or official, (ii) contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or limited liability company agreement of the Borrower, (iii) contravene, or constitute a default under, any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, except to the extent such contravention or default could not reasonably be expected to have a Material Adverse Effect or (iv) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, other than any Lien that is required by this Agreement.

(ii) The execution, delivery and performance by Parent of this Agreement are within Parent’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) require any action by or in respect of, or filing with, any governmental body, agency or official, (ii) contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of Parent, (iii) contravene, or constitute a default under, any agreement, judgment, injunction, order, decree or other instrument binding upon Parent, except to the extent such contravention or default could not reasonably be expected to have a Material Adverse Effect or (iv) result in the creation or imposition of any Lien on any asset of Parent, the Borrower or any of its Restricted Subsidiaries, other than any Lien that is required by this Agreement.

(c) Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower and Parent and each Note, if and when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and by general principles of equity.

(d) Financial Information.

(i) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2012 and the related consolidated statements of operations, cash flows, equity and comprehensive income for the fiscal year then ended, reported on by Deloitte & Touche LLP, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(ii) The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of March 31, 2013 and June 30, 2013, and the related unaudited consolidated statements of operations, cash flows, equity and comprehensive income for the three and six months then ended, respectively, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such dates and their consolidated results of operations and changes in financial position for such three-month and six-month period, subject to normal year-end adjustments and the absence of footnotes.

(iii) There has been no Material Adverse Change since December 31, 2012.

(e) Regulation U. Parent and the Consolidated Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing will be used, whether directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any such case that would cause a violation of such Regulation U. Not more than 25% of the value of the assets of Parent and the Consolidated Subsidiaries is represented by margin stock.

(f) Litigation. Except as disclosed in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2012, and Parent’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013, there is no action, suit or proceeding (including, without limitation, any Environmental Action) pending against, or to the knowledge of Parent or the Borrower threatened against or affecting, Parent, the Borrower or any of its Restricted Subsidiaries before any court or arbitrator or any governmental body, agency or official that would be likely to be decided adversely to Parent, the Borrower or such Subsidiary and, as a result, have a Material Adverse Effect.

(g) Compliance with Laws. Parent, the Borrower and each Restricted Subsidiary is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) non-compliance would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

(h) Taxes. Parent, the Borrower and its Restricted Subsidiaries have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Parent, the Borrower or any Restricted Subsidiary except (i) where nonpayment or failure to file would not have a Material Adverse Effect or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of Parent, the Borrower and its Restricted Subsidiaries in respect of taxes or other governmental charges are, in the opinions of Parent and the Borrower, adequate.

(i) Investment Company Status. Neither Parent, the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(j) Disclosure.

(i) None of the reports, financial statements, certificates or other written information (excluding any projections (collectively, “Projections”) or other forward looking information of a general economic or industry specific nature) furnished by or on behalf of Parent or the Borrower, to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when so furnished, contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(ii) Any Projections were prepared in good faith based upon assumptions believed by Parent and the Borrower to be reasonable at the time prepared.

(k) Unrestricted Subsidiaries. As of the Effective Date, there are no Unrestricted Subsidiaries.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Information. The Borrower will deliver to the Agent:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows, equity and comprehensive income for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with the requirements of the Securities and Exchange Commission by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Parent, commencing with the fiscal quarter ended September 30, 2013, a consolidated balance sheet of Parent and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations, cash flows, equity and comprehensive income for such quarter and for the portion of Parent’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, application of GAAP and consistency by an Approved Officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer of the Borrower and a Parent Officer (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.12 on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(d) within five days after any officer of the Borrower with responsibility relating thereto obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of an Approved Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) that Parent shall have filed with the Securities and Exchange Commission;

(f) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or has knowledge that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Material Plan is in reorganization or “critical status” (within the meaning of Section 305 of ERISA), is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 430 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Material Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Material Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Material Plan or makes any amendment to any Material Plan that, in each case, has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(g) from time to time such additional information regarding the financial position or business of Parent and its consolidated Subsidiaries (including, if requested, information as to Parent and the Consolidated Subsidiaries on a stand-alone basis) as the Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered on the date on which such information has been posted by Parent on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on the Borrower’s IntraLinks site at intralinks.com or on another website identified in a notice provided to the Lenders and accessible by the Lenders without charge.

SECTION 5.02. Payment of Taxes. Parent and the Borrower will pay and discharge, and the Borrower will cause each Restricted Subsidiary to pay and discharge, at or before maturity, all their tax liabilities, except where (i) nonpayment or failure to file would not have a Material Adverse Effect or (ii) the same may be contested in good faith by appropriate proceedings, and Parent and the Borrower will maintain, and the Borrower will cause each Restricted Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.03. Maintenance of Property; Insurance.

(a) Parent and the Borrower will keep, and the Borrower will cause each Material Restricted Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Parent and the Borrower will, and the Borrower will cause each of its Material Restricted Subsidiaries to, maintain (either in the name of Parent or the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided that self-insurance by Parent or the Borrower or any such Material Restricted Subsidiary shall not be deemed a violation of this covenant to the extent that such self-insurance is consistent with reasonable and prudent business practice; and will furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.04. Maintenance of Existence. Parent and the Borrower will preserve, renew and keep in full force and effect, and the Borrower will cause each Material Restricted Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 5.04 shall prohibit (i) any transaction permitted by Section 5.09 or (ii) the termination of any right, privilege or franchise of Parent, the Borrower or any Material Restricted Subsidiary or of the corporate or other legal existence of any Material Restricted Subsidiary or the change in form of organization of Parent, the Borrower or any Material Restricted Subsidiary if Parent or the Borrower in good faith determines that such termination or change is in the best interest of Parent or the Borrower, is not materially disadvantageous to the Lenders and, in the case of a change in the form of organization of Parent or the Borrower, the Agent has consented thereto (such consent not to be unreasonably withheld or delayed).

SECTION 5.05. Compliance with Laws. Parent and the Borrower will comply, and the Borrower will cause each Restricted Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) noncompliance would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

SECTION 5.06. Books and Records. Parent and the Borrower will keep, and the Borrower will cause each Material Restricted Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities in accordance with its customary practices; and Parent and the Borrower will permit, and the Borrower will cause each Material Restricted Subsidiary to permit, representatives of any Lender at such Lender’s expense (accompanied by a representative of the Borrower, if the Borrower so desires) to visit any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon such reasonable notice, at such reasonable times and as often as may reasonably be desired provided that such visits shall not occur more than one time per year unless an Event of Default has occurred and is continuing.

SECTION 5.07. Maintenance of Ownership of Certain Subsidiaries. The Borrower will maintain both control (as defined in the definition of “Affiliate”) of and direct or indirect ownership of at least 50% of all common Equity Securities of the MLP GP.

SECTION 5.08. Negative Pledge. Parent and the Borrower will not, and the Borrower will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement granted by Parent, the Borrower or any Restricted Subsidiary and securing Indebtedness or other obligations outstanding on the date of this Agreement;

(b) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into Parent, the Borrower or any Restricted Subsidiary and not created in contemplation of such event;

(c) any Lien existing on any asset prior to the acquisition thereof by Parent, the Borrower or any Restricted Subsidiary and not created in contemplation of such acquisition;

(d) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 365 days after the acquisition thereof;

(e) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness or other obligations secured by any Lien otherwise permitted by any of the foregoing clauses of this Section 5.08; provided that the principal amount of such Indebtedness or the amount of such other obligation, as applicable, is not increased and is not secured by any additional assets;

(f) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings that are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(h) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(i) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(j) Liens with respect to judgments and attachments that do not result in an Event of Default;

(k) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

(l) other Liens, including Liens imposed by Environmental Laws, arising in the ordinary course of business of Parent, the Borrower or such Restricted Subsidiary that (i) do not secure Indebtedness, (ii) do not secure obligations in an aggregate amount exceeding $100,000,000 at any time at which Investment Grade Status does not exist as to the Borrower, and (iii) do not in the aggregate materially detract from the value of the assets of Parent, the Borrower or such Restricted Subsidiary or materially impair the use thereof in the operation of its business;

(m) Liens required pursuant to the terms of this Agreement;

(n) Liens on Permitted Cash Collateral securing only Cash Collateralized Term Loans;

(o) Liens on and pledges of the Equity Securities of any joint venture owned by Parent, the Borrower or any Restricted Subsidiary (other than any such joint venture that is a Consolidated Subsidiary) to the extent securing Indebtedness of such joint venture that is non-recourse to Parent, the Borrower or any Restricted Subsidiary;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Parent, the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(q) Liens incurred in the ordinary course of business to secure liability for premiums to insurance carriers or to maintain self-insurance;

(r) Liens in favor of Parent, the Borrower or any of its wholly-owned Restricted Subsidiaries;

(s) rights of first refusal entered into in the ordinary course of business;

(t) any letter of credit issued for the account of the Borrower, Parent or any of their Affiliates to secure Indebtedness under tax free financings; and

(u) Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing obligations in an aggregate principal or face amount at any date not to exceed 15% of Consolidated Net Tangible Assets; provided, for the purposes of this Section 5.08(u), with respect to any such secured Indebtedness of a non-wholly owned Subsidiary of Parent with no recourse to Parent or any wholly-owned Subsidiary thereof, only that portion of such Indebtedness reflecting Parent’s pro rata ownership interest therein shall be included in calculating compliance herewith.

SECTION 5.09. Consolidations, Mergers and Sales of Assets.

(a) Neither Parent nor the Borrower will (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any Person; provided that the Borrower may merge with another Person if the Borrower is the entity surviving such merger (except in the case of a merger of the Borrower with Parent, in which case Parent may be the surviving entity) and, after giving effect thereto, no Event of Default or Default shall have occurred and be continuing.

(b) The Borrower will not permit any of its Restricted Subsidiaries to consolidate or merge with any other Person (except with the Borrower or another Restricted Subsidiary, but subject to the provisions of Sections 5.07 and 5.09(a)) or sell all or substantially all of their respective assets (except to the Borrower or another Restricted Subsidiary, subject to the provisions of Section 5.07, or except as a Permitted MLP Asset Transfer) if, after giving effect thereto, (i) any Event of Default or Default shall have occurred and be continuing or (ii) such consolidation, merger or sale of assets, taken as a whole together with all other consolidations, mergers and sales of assets by the Borrower and its Restricted Subsidiaries since the Effective Date, shall result in the disposition by the Borrower and its Restricted Subsidiaries of assets in an amount that would constitute all or substantially all of the consolidated assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recently completed fiscal quarter.

SECTION 5.10. Use of Proceeds. The proceeds of the Term Loans made under this Agreement will be used by the Borrower for its and its Subsidiaries’ general company purposes, including acquisitions and to refinance existing Indebtedness of the Parent, the Borrower and its Restricted Subsidiaries (including the repayment of amounts outstanding under the Existing Term Loan Credit Agreement). None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 5.11. Transactions with Affiliates. Parent or the Borrower will not, and the Borrower will not permit any Restricted Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate (other than Parent, the Borrower or a Restricted Subsidiary) unless such transaction is on terms and conditions reasonably fair to Parent, the Borrower or such Restricted Subsidiary in the good faith judgment of the Borrower or Parent; provided that the foregoing provisions of this Section 5.11 shall not prohibit Parent, the Borrower and each Restricted Subsidiary from (i) declaring or making any lawful distribution so long as, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result therefrom, (ii) issuing and maintaining letters of credit, guaranties and sureties as contingent obligations on behalf of Affiliates, (iii) making any Permitted MLP Asset Transfer, (iv) the payment of funds and making of capital contributions, loans and other transfers of money to Affiliates or to other Persons on behalf of such Affiliates, including payments made under letters of credit, guaranties and surety bonds issued and maintained on behalf of Affiliates, provided that the aggregate amount for all such payments and transfers referred to in this clause (iv) does not exceed $500,000,000 at any time outstanding (calculated at such time after giving effect to any repayments to the Borrower by, or on behalf of, such Affiliates for any such payment of funds and making of capital contributions, loans and other transfers of money) or (v) any transaction permitted by Section 5.09(a) or by either of the parenthetical provisions in Section 5.09(b).

SECTION 5.12. Indebtedness/Capitalization Ratio. Neither Parent nor the Borrower will permit the ratio of Consolidated Indebtedness to Consolidated Capitalization to exceed 65% at the end of any fiscal quarter of Parent.

SECTION 5.13. Designation of Subsidiaries. The Board of Managers of the Borrower may at any time designate any Restricted Subsidiary (other than the MLP GP and the MLP) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default or Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with Section 5.12 (as though the effective date of such designation were the last day of a fiscal quarter of the Borrower) and, as a condition precedent to the effectiveness of such designation, the Borrower shall deliver to the Agent a certificate of its Chief Financial Officer, its Treasurer or its Controller setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary of an Unrestricted Subsidiary may be designated as a Restricted Subsidiary, (v) no Subsidiary that owns any Equity Securities or Indebtedness of, or owns or holds any Lien on, any property of the Borrower or any Restricted

Subsidiary (other than any Subsidiary of the Subsidiary to be so designated), may be designated an Unrestricted Subsidiary, (vi) each Subsidiary to be so designated as an Unrestricted Subsidiary, and its Subsidiaries, has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender or other creditor has recourse to any assets of the Borrower or any Restricted Subsidiary other than the Equity Securities in such Unrestricted Subsidiary and its Subsidiaries, and (vii) no primary operating Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter automatically cease to be an Unrestricted Subsidiary and shall constitute a Restricted Subsidiary for all purposes of this Agreement, and (among other things) any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Term Loan when the same becomes due and payable, or (ii) the Borrower shall fail to pay any interest on any Term Loan or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) any representation or warranty made by Parent or the Borrower herein or by Parent or the Borrower (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.04, 5.08, 5.09, 5.12, the second sentence of Section 5.10 or Article IX, or (ii) Parent or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent at the request of any Lender; or

(d) (i) Parent, the Borrower or any of its Material Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least $175,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of Parent, the Borrower or such Material Restricted Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Parent, the Borrower or any of its Material Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Parent, the Borrower or any of its Material Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Parent, the Borrower or any of its Material Restricted Subsidiaries shall take any corporate or other equivalent action to authorize any of the actions set forth above in this subsection (e); or

(f) judgments or orders for the payment of money in excess of $175,000,000 in the aggregate shall be rendered against Parent, the Borrower or any of its Material Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Parent shall cease to own, directly or indirectly, all of the issued and outstanding Equity Securities of the Borrower; (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of Parent (or other Equity Securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of Parent; or (iii) during any period of up to 12 consecutive months, commencing after the Effective Date, individuals who at the beginning of such 12-month period (together with any successors appointed or nominated by such directors in the ordinary course) were directors of Parent shall cease for any reason to constitute a majority of the Board of Directors of Parent; or

(h) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

then, and in every such event (other than an event with respect to the Borrower described in Section 6.01(e)), and at any time thereafter during the continuance of such event, the Agent may with the consent of the Super-Majority Lenders, and at the request of such Super-Majority Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as, at the time of such later declaration, an Event of Default is continuing), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 6.01(e), the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to the remedies set forth above, the Agent may exercise any other remedies provided by applicable law.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01), and (c) except as expressly set forth in this Agreement, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of the Subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity.

The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender. The Agent agrees to promptly make available to each Lender all information delivered to the Agent pursuant to Section 5.01, and the Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of Parent or the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of Parent or the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Bank of America and Affiliates. With respect to its Commitment, the Term Loans made by it and the Note issued to it, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the terms “Lender” or “Lenders”, shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Affiliates and any Person who may do business with or own Equity Securities of the Borrower or any such Affiliate, all as if Bank of America were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Affiliates to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE AGENT (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, (i) the Borrower, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed) shall have the right to appoint a successor Agent or (ii) if an Event of Default shall have occurred and be continuing, then the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent (the “Resignation Effective Date”), then the retiring Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Whether or not a successor has been appointed, the Agent’s resignation shall become effective on the Resignation Effective Date. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement provided that if such successor Agent shall have been appointed without the consent of the Borrower, such successor Agent may be replaced by the Borrower with the consent of the Required Lenders so long as no Event of Default has occurred and is continuing. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Joint Lead Arrangers and Syndication Agent. The Joint Lead Arrangers and the Syndication Agent, in their respective capacities as such, shall not have any duties or obligations of any kind under this Agreement.

SECTION 7.08. Sub-Agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Affiliates. The exculpatory provisions of the preceding paragraphs and the provisions of Section 8.04 shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders except as provided in Section 2.05(d) or extend the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes, any Term Loan, or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes, or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or change the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) amend this Section 8.01, (g) modify Section 2.16, or (h) release any Person from its liability under a guarantee, or limit such Person’s liability in respect of such guarantee; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; provided further that no amendment, waiver or consent to the provisions of Section 2.19 shall be effective unless in writing and signed by the Agent and the Required Lenders. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (b), (c), (d), (e) or (f) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or modification.

SECTION 8.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, if to Parent or the Borrower, at its address at 5400 Westheimer Court, Houston, Texas 77056-5310, fax number 713-989-1717, Attention: Glen Priestley, Treasury, Structured Finance; if to any Initial Lender, at its Domestic Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Domestic Lending Office specified in the Accession Agreement or Assignment and Acceptance, as applicable, pursuant to which it became a Lender; and if to the Agent, (i) with respect to Notice of Borrowing, notice of Conversion or continuation and notices of prepayment, at its address at 901 Main St., Dallas, Texas, 75202, fax number 972-725-6559, Attention: Amanda Anglin, email: Amanda.Anglin@baml.com, and (ii) with respect to all other notices, at its address at 901 Main St., Dallas, Texas, 75202, fax number 214-672-8623, Attention: DeWayne Rosse, email: DeWayne.Rosse@baml.com, with a copy to fax number 877-283-7502, Attention: Ronald E. McKaig, email: ronald.e.mckaig@baml.com; or, as to Parent or the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Parent or the Borrower and the Agent. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or their written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 8.03. No Waiver: Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses.

(a) The Borrower agrees to pay on demand all reasonable and invoiced out-of-pocket fees, charges and expenses of a single counsel for the Agent, and of a single local counsel to the Agent in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained by the Agent with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) and of such other counsel retained by the Agent and the Lenders in connection with enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent, the Joint Lead Arrangers and each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party upon demand for any reasonable and documented legal expenses of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party) and other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related legal or other expenses to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Party, (ii) they arise out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party or (iii) they consist of any taxes, which shall be governed by Sections 2.12 and 2.15. The parties hereto agree not to assert, and hereby waive on behalf of their respective Affiliates, the holders of their Equity Securities and their respective officers, directors, employees, agents and advisors, any claim for special, indirect, consequential or punitive damages against any party hereto (including, without limitation, Parent, the Borrower, the Agent or any Lender), any of their respective Affiliates or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans; provided that nothing contained in this sentence shall limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in the immediately preceding sentence.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.12, 2.14, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Parent or the Borrower against any and all of the obligations of Parent or the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note. Each Lender agrees promptly to notify Parent or the Borrower, as applicable, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Parent nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders (and any attempted assignment by Parent or the Borrower without such consent shall be null and void).

SECTION 8.07. Assignments and Participations.

(a) (i)Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Term Loans owing to it and any Note or Notes held by it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Agent within five Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default has occurred and is continuing, for an assignment to any other assignee; and

(B) the Agent; provided that no consent of the Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

As used herein, “Ineligible Assignee” means (a) a natural person, (b) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Term Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (c) Parent, the Borrower or any of their Affiliates or Subsidiaries or (d) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (d).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Type, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part, and a constant and not varying percentage, of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal and state securities laws.

(iii) Subject to acceptance of any Assignment and Acceptance and recording thereof in the Register by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14, 2.15 and 8.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.07 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Parent or the Borrower or the performance or observance by Parent or the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or 2.14(d), the Agent shall have no obligation to accept such Assignment and Acceptance and record the information contained therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for any surrendered Note a new Note payable to such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note payable to the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loans owing to, each Lender (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No Commitment, Term Loan or Note shall be transferred by any Lender unless such transfer is entered in the Register.

(e) Each Lender may, with the consent (unless an Event of Default has occurred and is continuing) of the Borrower (which shall not be unreasonably withheld), sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Assignee, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Term Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the requirements and limitations therein, including the requirements under Sections 2.15(g), (h) and (i) (it being understood that the documentation required under Sections 2.15(g),

(h) and (i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16 and 2.18 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.12, 2.15 or 8.04, with respect to any participation, than its participating Lender would have been entitled to receive with respect to the rights transferred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement or under the Notes or any other documents to be delivered under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loans or its other obligations hereunder or under any Note or any other documents to be delivered under this Agreement) to any Person other than the Borrower except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower and its Affiliates furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower and its Affiliates received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Term Loans owing to it and the Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note (if any) shall be construed in accordance with and governed by the law of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County, Borough of Manhattan, and any appellate court from any such federal or state court, for purposes of all suits, actions or legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby; provided that each of the parties hereto agrees that (i) a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (ii) the Agent and each of the Lenders retain the right to bring actions or proceedings against Parent or the Borrower in the courts of any other jurisdiction in connection with the exercise of any rights under any agreement related to collateral provided hereunder that is governed by laws other than the law of the State of New York or with respect to any collateral subject thereto. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.09. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. THIS AGREEMENT, THE NOTES, AND THE FEE LETTERS TOGETHER CONSTITUTE THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH OF PARENT, THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.11. Patriot Act. Each Lender hereby notifies Parent and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent and the Borrower, which information includes the name and address of Parent and the Borrower and other information that will allow such Lender to identify Parent and the Borrower in accordance with the Act.

SECTION 8.12. Headings. Article, Section and other headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13. Confidentiality.

(a) The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis), (ii) to the extent requested by any governmental authority or self-regulatory body, (iii) to the extent required by applicable laws or regulations, (iv) to the extent required by any subpoena or similar legal process provided that, in such case and in the case of each of clauses (ii) and (iii) above, the Agent or such Lender as applicable shall use reasonable efforts, consistent with its normal practices, to notify the Borrower promptly thereof prior to disclosure of such Information, to the extent it is not prohibited from doing so by any law or regulation or by such subpoena or legal process, (v) to any other party to this Agreement, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 8.13, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that such actual or prospective assignee or Participant will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that such actual or prospective counterparty will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis), (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 8.13 or (B) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower unless the Agent or such Lender, as applicable, shall have actual knowledge that such source was required to keep such Information confidential. For the purposes of this Section 8.13, “Information” means all information received from Parent or the Borrower relating to Parent or the Borrower or their respective business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by Parent or the Borrower; provided that, in the case of information received from Parent or the Borrower after the date hereof, such information is either clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning Parent, the Borrower and its Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by Parent, the Borrower or the Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about Parent, the Borrower and its Affiliates or their respective securities. Accordingly, each Lender represents to Parent, the Borrower and the Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 8.14. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 8.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE IX

GUARANTEE

SECTION 9.01. The Guarantee. Parent hereby guarantees to each Lender and the Agent and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of all principal of and interest on the Term Loans made by the Lenders to the Borrower pursuant to this Agreement and all interest thereon payable by the Borrower pursuant to this Agreement and all other amounts from time to time owing to the Lenders or the Agent by the Borrower under this Agreement, strictly in accordance with the terms hereof (such obligations being herein collectively called the “Guaranteed Obligations”). Parent hereby further agrees that if the Borrower shall fail to pay in full when due (whether by acceleration or otherwise) any of the Guaranteed Obligations, Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 9.02. Obligations Unconditional. The obligations of Parent under Section 9.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of Parent hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Parent hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to Parent, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

With respect to its obligations under this Article, Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 9.03. Reinstatement. The obligations of Parent under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Parent agrees that it will indemnify the Agent and each Lender on demand for all reasonable and invoiced out-of-pocket fees, charges and expenses of counsel retained by the Agent or such Lender in connection with such rescission or restoration (whether through negotiations, legal proceedings or otherwise), including any such fees, charges and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 9.04. Subrogation. Parent hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against the Borrower of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 9.05. Remedies. Parent agrees that, as between Parent on the one hand and the Agent and the Lenders on the other, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VI (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VI) for purposes of Section 9.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by Parent for purposes of Section 9.01.

SECTION 9.06. Instrument for the Payment of Money. Parent hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Agent, at its sole option, in the event of a dispute by Parent in the payment of any moneys due hereunder, shall have the right to bring motion action under New York CPLR Section 3213.

SECTION 9.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SPECTRA ENERGY CAPITAL, LLC, as Borrower

By:	/s/ Guy G. Buckley
Name: Guy G. Buckley
Title: Vice President and Treasurer

SPECTRA ENERGY CORP, as Parent

By:	/s/ Guy G. Buckley
Name: Guy G. Buckley
Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as the
Agent and as a Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Mark Oberreuter
Name: Mark Oberreuter Title: Vice President

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature Page to Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Carmen Malizia
Name:	Carmen Malizia
Title:	Director

[Signature Page to Credit Agreement]

SCHEDULE I

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$70,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$70,000,000
Sumitomo Mitsui Banking Corporation	$60,000,000
SunTrust Bank	$100,000,000
TOTAL:	$300,000,000.00

Schedule I

EXHIBIT A – FORM OF

PROMISSORY NOTE

PROMISSORY NOTE

$	Dated: , 201

FOR VALUE RECEIVED, the undersigned, SPECTRA ENERGY CAPITAL, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to [            ] or its registered assignees (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of $[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of November 1, 2013, among the Borrower, Spectra Energy Corp, the Lender and certain other lenders parties thereto, and Bank of America, N.A., as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Agent, at the Agent’s Account, in same day funds. Each Term Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto that is part of this Promissory Note; provided that the failure to make a notation of any such Term Loan or payment made on this Promissory Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Term Loan by the Lender being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be construed in accordance with and governed by the law of the State of New York.

Exhibit A-1

As provided in the Credit Agreement, the Borrower hereby irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County, Borough of Manhattan, and any appellate court from any such federal or state court, for purposes of all suits, actions or legal proceedings arising out of or relating to the Credit Agreement, this Promissory Note or the transactions contemplated thereby; provided that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The terms of this Promissory Note are subject to amendment only in the manner provided in the Credit Agreement. The Borrower promises to pay all reasonable and invoiced out-of-pocket fees, charges and expenses, all as provided in the Credit Agreement, of counsel retained by the Lender in connection with the collection and enforcement of this Promissory Note (whether through negotiations, legal proceedings or otherwise). The Borrower and any endorsers of this Promissory Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

SPECTRA ENERGY CAPITAL, LLC

By:
Name:
Title:

Exhibit A-2

TERM LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A-3

EXHIBIT B – FORM OF

NOTICE OF BORROWING

NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

Attention:

Ladies and Gentlemen:

The undersigned, Spectra Energy Capital, LLC, refers to the Credit Agreement, dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, Spectra Energy Corp, certain Lenders parties thereto and Bank of America, N.A. as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Term Loan Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Term Loan Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 201    .

(ii) The Type of Term Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].

(iii) The aggregate amount of the Proposed Borrowing is $            .

[(iv) The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is             month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement 1[(except the representations set forth in Section 4.01(d)(iii), Section 4.01(f)) and Section 4.01(g) (provided that, in the case of Section 4.01(g), the exception shall apply solely with respect to Environmental Laws))] are correct 2[in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects)], before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date); and

[1]	Insert bracketed text for borrowings after the Effective Date.
[2]	Insert bracketed text for borrowings after the Effective Date.

Exhibit B-1

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

Very truly yours,

SPECTRA ENERGY CAPITAL, LLC

By:
Title:

Exhibit B-2

EXHIBIT C – FORM OF

ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Lender/an Affiliate of [identify Lender]/an Approved Fund]

3.	Borrower:	Spectra Energy Capital, LLC

4.	Agent:	Bank of America, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of November 1, 2013, among Spectra Energy Capital, LLC, a Delaware limited liability company,

Exhibit C-1

Spectra Energy Corp, a Delaware corporation, Bank of America, N.A., as Agent, and the other Lenders party thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Term Loans for all Lenders	Amount of Commitment/Term Loans Assigned	Percentage Assigned of Commitment/Term Loans[1]
Term Loan Facility	$	$	%

7.	Assignee’s Domestic
Lending Office:

8.	Assignee’s Eurodollar
Lending Office:

Effective Date:             , 20            [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

ASSIGNOR

[NAME OF ASSIGNOR],

by
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE],

by
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

Exhibit C-2

Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent,

by
Name:
Title:

[Consented to:]2

SPECTRA ENERGY CAPITAL, LLC

by
Name:
Title:

[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit C-3

Standard Terms And Conditions For

Assignment And Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of Parent, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by Parent, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

Annex 1 to Assignment and Acceptance - 1

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 to Assignment and Acceptance - 2

EXHIBIT D-1 – FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That For U.S. Federal Income Tax Purposes Are Neither (i) Partnerships

Nor (ii) Disregarded Entities Whose Tax Owner is a Partnership)

Reference is hereby made to that certain Credit Agreement dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Spectra Energy Capital, LLC (the “Borrower”), Spectra Energy Corp, certain Lenders parties thereto and Bank of America, N.A. as Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned (or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Lender’s tax owner (“Tax Owner”)) hereby certifies that (i) the Lender is the sole record owner of the loan(s) (as well as any note(s) evidencing such loan(s)) or obligations in respect of which it is providing this certificate, (ii) the Lender (or its Tax Owner) is the sole beneficial owner of such loan(s) (as well as any note(s) evidencing such loan(s)) or obligations, and (iii) the Lender (and, if the Lender is a disregarded entity for U.S. federal income tax purposes, its Tax Owner) is not a (A) bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or (C) controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned (or its Tax Owner) has furnished the Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER] (the “Lender”)

By:
Name:
Title: [Tax Owner, if the Lender is a disregarded entity]

Date:             , 20

Exhibit D-1 - 1

EXHIBIT D-2 – FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That For U.S. Federal Income Tax Purposes Are (i) Partnerships or

(ii) Disregarded Entities Whose Tax Owner is a Partnership)

Reference is hereby made to that certain Credit Agreement dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Spectra Energy Capital, LLC (the “Borrower”), Spectra Energy Corp, certain Lenders parties thereto and Bank of America, N.A. as Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned (or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Lender’s tax owner (“Tax Owner”)) hereby certifies that (i) the Lender is the sole record owner of the loan(s) (as well as any note(s) evidencing such loan(s)) or obligations in respect of which it is providing this certificate, (ii) the Lender’s (or its Tax Owner’s) direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any note(s) evidencing such loan(s)) or obligations, (iii) with respect to the extension of credit pursuant to the Credit Agreement or any Notes, neither the Lender, its Tax Owner (if the Lender is a disregarded entity for U.S. federal income tax purposes) nor any of the Lender’s (or its Tax Owner’s) direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of the Lender’s direct or indirect partners/members (and, if the Lender is a disregarded entity for U.S. federal tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (v) none of the Lender’s direct or indirect partners/members (and, if the Lender is a disregarded entity for U.S. federal income tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned (or its Tax Owner) has furnished the Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its (or its Tax Owner’s) partners/members claiming the portfolio interest exemption: (i) Internal Revenue Service Form W-8BEN or (ii) Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D-2 - 1

[NAME OF LENDER] (the “Lender”)

By:
Name:
Title: [Tax Owner, if the Lender is a disregarded entity]

Date:             , 20            .

Exhibit D-2 - 2

EXHIBIT D-3 – FORM OF

U.S. TAX CERTIFICATE

(For Foreign Participants That For U.S. Federal Income Tax Purposes Are Neither

(i) Partnerships Nor (ii) Disregarded Entities Whose Tax Owner is a Partnership)

Reference is hereby made to that certain Credit Agreement dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Spectra Energy Capital, LLC (the “Borrower”), Spectra Energy Corp, certain Lenders parties thereto and Bank of America, N.A. as Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned (or if the Participant is a disregarded entity for U.S. federal income tax purposes, the Participant’s tax owner (“Tax Owner”)) hereby certifies that (i) the Participant is the sole record owner of the participation in respect of which it is providing this certificate, (ii) the Participant (or, if the Participant is a disregarded entity for U.S. federal income tax purposes, its Tax Owner) is the sole beneficial owner of such participation, and (iii) the Participant (and, if the Participant is a disregarded entity for U.S. federal income tax purposes, its Tax Owner) is not a (A) bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or (C) controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned (or its Tax Owner) has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT] (the “Participant”)

By:
Name: Title: [Tax Owner, if the Participant is a disregarded entity]

Date:             , 20

Exhibit D-3 - 1

EXHIBIT D-4 – FORM OF

U.S. TAX CERTIFICATE

(For Foreign Participants That For U.S. Federal Income Tax Purposes Are (i) Partnerships or

(ii) Disregarded Entities Whose Tax Owner is a Partnership )

Reference is hereby made to that certain Credit Agreement dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Spectra Energy Capital, LLC (the “Borrower”), Spectra Energy Corp, certain Lenders parties thereto and Bank of America, N.A., as Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned (or if the Participant is a disregarded entity for U.S. federal income tax purposes, the Participant’s tax owner (“Tax Owner”)) hereby certifies that (i) the Participant is the sole record owner of the participation in respect of which it is providing this certificate, (ii) the Participant’s (or its Tax Owner’s) direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned, its Tax Owner (if the Participant is a disregarded entity for U.S. federal income tax purposes) nor any of its (or its Tax Owner’s) direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of the Participant’s direct or indirect partners/members (and, if the Participant is a disregarded entity for U.S. federal income tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (v) none of the Participant’s direct or indirect partners/members (and, if the Participant is a disregarded entity for U.S. federal income tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned (or its Tax Owner) has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its (or its Tax Owner’s) partners/members claiming the portfolio interest exemption: (i) Internal Revenue Service Form W-8BEN or (ii) Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D-4 - 1

[NAME OF PARTICIPANT] (the “Participant”)

By:
Name:
Title: [Tax Owner, if the Participant is a disregarded entity]

Date:             , 20

Exhibit D-4 - 2